As filed with the Securities and Exchange Commission on February 29, 2012

                                                                                                                                          Investment Company Act File No. 811-22617
____________________________________________________________________________________________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM N-2

(Check appropriate box or boxes)

☐  REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒  Amendment No.  1
_____________________

GLOBAL CHARTIST FUND, LLC

(Exact name of Registrant as specified in Charter)

200 Park Avenue
New York, NY 10166
(Address of principal executive offices)

Registrant's Telephone Number, including Area Code:  (212) 667-4225

_____________________
Bryan McKigney
c/o Oppenheimer Asset Management, Inc.
200 Park Avenue
New York, NY 10166
(Name and address of agent for service)

Copy  to:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  However, limited liability company interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act.  Investments in the Registrant may only be made by individuals or entities meeting the definition of an "accredited investor" in Regulation D under the Securities Act and a "qualified client" within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Parts A and B are incorporated herein by reference from the Global Chartist Fund, LLC's (the "Registrant") Form N-2 Registration Statement (File No. 811-22617) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on October 18, 2011 (Accession Number 0000902664-11-001449).

This Post-Effective Amendment is being filed solely for the purpose of filing certain exhibits to the Registration Statement.

.

PART C  -  OTHER INFORMATION

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

1.	Financial Statements:

As of the filing date of this Amendment no. 1 to the Registrant's Registration Statement, the Registrant has recently commenced operations, and accordingly, financial statements have been omitted.

2.	Exhibits:

(a)	(1)	Certificate of Formation. Incorporated by reference to Exhibit 2(a)(1) to the Registrant's Registration Statement filed with the Commission on October 18, 2011 (Accession Number 0000902664-11-001449).

(2)
Certificate of Conversion to Limited Liability Company.  Incorporated by reference to Exhibit 2(a)(2) to the Registrant's Registration Statement filed with the Commission on October 18, 2011 (Accession Number 0000902664-11-001449).

(3)
Limited Liability Company Agreement.  Incorporated by reference to Exhibit 2(a)(3) to the Registrant's Registration Statement filed with the Commission on October 18, 2011 (Accession Number 0000902664-11-001449).

(b)	Not Applicable

(c)	Not Applicable

(d)	See Item 25(2)(a)(2)

(e)	Not Applicable

(f)	Not Applicable

(g)	Investment Advisory Agreement, filed herewith.

(h)	Not Applicable

(i)	Not Applicable

(j)	(1) Custody Agreement, filed herewith.

(2) Foreign Custody Manager Agreement, filed herewith.

(k)	(1) Administrative Services Agreement, filed herewith.

(2) Form of Placement Agency Agreement, filed herewith.

(l)	Not Applicable

(m)	Not Applicable

(n)	Not Applicable

(o)	Not Applicable

(p)	Not Applicable

(q)	Not Applicable

(r)	Joint Code of Ethics of the Registrant, Advantage Advisers Multi-Manager, L.L.C. and Oppenheimer & Co. Inc., filed herewith.

ITEM 26.  MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All figures are estimates:

Accounting fees and expenses	$0.00
Legal fees and expenses	$150,000.00
Printing and offering expenses	$20,000.00
Miscellaneous	$0.00

Total	$170,000.00

ITEM 28.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Advantage Advisers Multi-Manager, L.L.C., the adviser of the Registrant (the "Adviser").  Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-57013), and is incorporated herein by reference.

ITEM 29.  NUMBER OF HOLDERS OF SECURITIES

As of February 1, 2012, the number of record holders of securities of the Registrant is shown below:

Title of Class	Number of Record Holders
Limited Liability Company	239

ITEM 30.  INDEMNIFICATION

Reference is made to Section 3.8 of Registrant's LLC Agreement, incorporated by reference from Exhibit 2(a)(3) to the Registrant's Registration Statement filed with the Commission on October 18, 2011 (Accession Number 0000902664-11-001449).  Registrant hereby undertakes that it will apply the indemnification provision of the LLC Agreement in a manner consistent with Release 40-11330 of the Commission under the 1940 Act, so long as the interpretation therein of Sections 17(h) and 17(i) of such Act remains in effect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Manager, officer or controlling person of Registrant  in the successful defense of any action, suit or proceeding) is asserted by such Manager, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-57013), and is incorporated herein by reference.

ITEM 32.  LOCATION OF ACCOUNTS AND RECORDS

The Bank of New York Mellon, Alternative Investment Services Group maintains certain required accounting related and financial books and records of the Fund at 101 Barclay Street, New York, NY 10286.  The other required books and records are maintained by the Adviser at 200 Park Avenue, New York, New York 10166.

ITEM 33.  MANAGEMENT SERVICES

Not applicable.

ITEM 34.  UNDERTAKINGS

Not Applicable.

Pursuant to the requirements of the 1940 Act, the Fund has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 29th day of February, 2012.

GLOBAL CHARTIST FUND, LLC (Name of Registrant)

By:	/s/ Bryan McKigney
	Name:	Bryan McKigney
	Title:	Authorized Person

EXHIBIT INDEX

EXHIBIT NUMBER		DOCUMENT DESCRIPTION

(g)		Investment Advisory Agreement
(j)	(1)	Custody Agreement
(j)	(2)	Foreign Custody Manager Agreement
(k)	(1)	Administrative Services Agreement
(k)	(2)	Form of Placement Agency Agreement
(r)		Joint Code of Ethics of the Registrant, Advantage Advisers Multi-Manager, L.L.C. and the Placement Agent